Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nutrien Ltd.

We consent to the use of our reports dated February 22, 2017, with respect to the consolidated balance sheets of Agrium Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 40-F of Agrium Inc. incorporated herein by reference.

/s/ KPMG LLP

Chartered Professional Accountants
Calgary, Canada
January 2, 2018